Exhibit 10.3

AMENDED AND RESTATED INDEPENDENT CONTRACTOR AGREEMENT

FOR CONSULTING SERVICES

This Independent Contractor Agreement for Consulting Services (the “Agreement”), dated November 6, 2006 is entered into by and between NANOGEN, INC., a Delaware corporation (the “Company”) with its principal place of business at 10398 Pacific Center Court, San Diego, CA 92121 and HEINER DREISMANN (“Consultant”).

In consideration of having been retained as a consultant to the Company, and the compensation Consultant will receive from the Company from time to time, Consultant hereby agrees as follows:

1. The amount of time Consultant will spend as a Consultant to the Company, the nature of the services provided, Consultant’s compensation and Consultant’s social security number are set forth in Exhibit “A”. In rendering such services to the Company, Consultant will act as an independent contractor and not as an employee of the Company and will be free to devote to a third person that portion of Consultant’s time, energy and skill that Consultant has not agreed to devote to the Company; provided, however, that Consultant will not during the term hereof provide to any person or entity any services related to the subject matter or nature of the services to be provided hereunder without the prior written consent of the Company. The Company or Consultant may terminate this Agreement at any time upon thirty (30) days’ written notice to the other party, with or without cause.

2. Consultant understands that nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between the Company and Consultant. Consultant also understands that Consultant will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Consultant also understands that Consultant is not authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by the Company. Consultant will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Services as required by law.

3. Consultant understands the Company possesses and will continue to possess valuable information that has been created, discovered or developed, or has otherwise become known to the Company, including without limitation, information created, discovered or developed or made known by Consultant (and within the scope of this Agreement) or to Consultant during the period of or arising out of Consultants retention as a consultant by the Company, and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. All of this information is referred to as “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, scientific data and results, data and know-how, improvements, inventions, techniques, marketing plans, strategies and forecasts. Proprietary Information also includes information of third parties received by the Company under obligation of confidentiality.

4. All Proprietary Information will be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Consultant hereby assigns to the Company any rights Consultant may have or acquire in all Proprietary Information. At all times while retained as a Consultant by the Company and at all times after termination of such retention as a Consultant, Consultant will keep in confidence and trust all Proprietary Information or anything relating to it and Consultant will not divulge any Proprietary Information to any third party or use Proprietary Information in any manner without the written consent of the Company.

5. Consultant agrees that during the period that Consultant is retained as a consultant to the Company, Consultant will not, without the Company’s express prior written consent, engage in an employment or activity (whether as a consultant, adviser or otherwise) in any business competitive with the Company.

6. All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by the Company or produced by Consultant or others in connection with Consultant’s retention as a consultant will and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, Consultant will in any event return and deliver all such property upon termination of Consultant’s retention as a consultant by Consultant or by the Company for any reason and Consultant will not remove from the Company or retain any such property or any reproduction of such property upon such termination.

7. Consultant agrees that for a period of two (2) years following termination of the consulting relationship with the Company, Consultant will not solicit or in any manner encourage employees of the Company to leave its employ.

8. Consultant will promptly disclose to the Company, or any persons designated by the Company, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others, during the period of retention as a consultant which (a) result from tasks assigned Consultant by the Company, or (b) are funded by the Company, or (c) result from use of premises owned, leased or contracted for or by the Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called “Inventions”). Such disclosure shall continue for one (1) year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the term hereof; provided, however, that should this Agreement be terminated within the one year period commencing with the date of this Agreement, such disclosure will continue for six (6) months after termination of this Agreement.

9. Consultant agrees that all Inventions will be the sole property of the Company and its assigns, and the Company and its assigns will be the sole owner of all patents and other rights in connection therewith. Consultant hereby assigns to the Company any rights Consultant may have or acquire in all Inventions. Consultant further agrees as to all Inventions to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents on the Inventions in any and all countries, and to that end Consultant will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Consultant’s obligation to assist the Company in obtaining and enforcing patents for the Inventions in any and all countries will continue beyond the termination of Consultant’s retention as a consultant, but the Company will compensate Consultant at a reasonable rate commensurate with rates paid by others for comparable services after such termination for time actually spent by Consultant at the Company’s request on such assistance. In the event that the Company is unable for any reason whatsoever to secure Consultant’s signature to any lawful and necessary document required to apply for or execute any patent application with respect to an invention(s) (including renewals, extensions, continuations, divisions or continuations in part thereof), Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by Consultant.

10. Consultant represents that (i) having been retained as a consultant by the Company and (ii) Consultant’s performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence Proprietary Information acquired by Consultant in confidence or in trust prior to having been retained as a consultant by the Company. There are no agreements, written or oral, that convey rights to any research conducted by Consultant at any academic institution or elsewhere. Consultant has not entered into, and Consultant agrees that Consultant will not enter into, any agreement whether written or oral in conflict herewith.

11. Consultant understands as part of the consideration for the offer to be retained as a consultant extended by the Company and of retention as a consultant by the Company, that Consultant has not brought and will not bring to the Company or use in the performance of Consultant’s responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer or client which are not generally available to the public, unless Consultant has obtained written authorization for their possession and use.

12. Consultant also understands that, in her retention as a consultant with the Company, Consultant is not to breach any obligation of confidentiality that Consultant has to others, and Consultant agrees that Consultant will fulfill all such obligations during her retention as a consultant with the Company.

13. Consultant agrees that in addition to any other rights and remedies available to the Company for any breach by Consultant of Consultant’s obligations under this Agreement, the Company will be entitled to enforcement of its obligations thereunder by court injunction.

14. If any provision of this Agreement will be declared invalid, illegal or unenforceable, such provision will be severed and all remaining provisions will continue in full force and effect.

15. This Agreement will be effective as of the first day of Consultant’s retention as a consultant by the Company.

16. The term “Company”, as used herein, will include any subsidiary or affiliate of Nanogen.

17. Any dispute arising out of or relating to this Agreement, or the breach or determination or validity thereof (including the determination of the interpretation or scope of this agreement to arbitrate), shall be resolved first by mediation pursuant to the Employment Mediation Rules of the American Arbitration Association. If mediation is not successful, then the dispute shall be resolved by a single neutral arbitrator in binding arbitration administered by the American Arbitration Association under its Rules for the Resolution of Employment Disputes. The arbitration shall take place in San Diego, California and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The Company shall bear the costs of arbitration if Consultant prevails. If the Company prevails, Consultant shall pay half the costs of the arbitration or $500.00 whichever is less. Each party shall pay the fees of that party’s own attorneys, unless the arbitrator orders otherwise, pursuant to applicable law.

18. Consultant understands that Consultant may not assign any right or delegate any obligation hereunder without the Company’s written consent and any purported assignment or delegation by Consultant without the Company’s written consent will be void. This Agreement will be binding upon Consultant, and Consultant’s heirs, executors, successors, assigns and administrators and will inure to the benefit of the Company, its successor and assigns.

19. This Agreement will be governed by and construed in accordance with the laws of the State of California as if this Agreement was to be performed entirely within California by residents of such state, and without reference to principles of conflicts of laws.

20. This Agreement is the final, complete and exclusive agreement between the Company and Consultant with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties hereto.

CONSULTANT

By:	/s/ Heiner Dreismann
Name: HEINER DREISMANN		Date: November 6, 2006

ACCEPTED AND AGREED TO:

NANOGEN, INC.

By:	/s/ David Ludvigson
	DAVID LUDVIGSON President and COO	Date: November 8, 2006

EXHIBIT “A”

Consulting Duties:

•	Consultant shall consult with and provide the following technical consulting services to the Company (the “Project”) as designated by the Company’s CEO, Howard Birndorf and as agreed to by Consultant:

•	General consulting on molecular diagnostics products and markets

Time:

•	Consultant will perform the work on either Consultant’s or the Company’s premises or at another location and time agreed to by the Company and Consultant.

•	Consultant and the Company estimate that Consultant will spend approximately one year to complete the Project. At that time if needed there can be an option to renew.

Compensation:

Consultant will be paid a fee of $10,000 a month for work performed on the Project for the month of October, 2006, then $5,000 a month thereafter. The Company will pay Consultant by check on a monthly basis based on invoices from the Consultant and within thirty (30) days of receipt of such invoices. Consultant will maintain adequate records reflecting on an hourly basis the time worked on the Project and furnish such records, as requested by the Company. The Company will provide for reasonable travel and room and board expenses for Consultant for any work that must be performed at the Company in accordance with the Company’s standard reimbursement policies. The maximum amount of compensation that may be charged to the company by Consultant under this Agreement, not including properly documented expenses, without receiving the written approval of Nanogen is $60,000.00.

Consultant’s Social Security Number:

Consultant’s tax ID number is:

Project Expense Account No.:

Project Purchase Order No.: